                                     Filed pursuant to Rule 424(b)(3) and (c)
                                                Registration Number 333-98043

                              PROSPECTUS SUPPLEMENT

                  (to prospectus, dated November 7, 2002, and
            to the prospectus supplements, dated November 14, 2002, November 19, 2002, November 27, 2002, December 13, 2002,
            December 23, 2002, January 16, 2003, February 10, 2003,
         March 10, 2003, March 18, 2003, July 7, 2003, August 26, 2003,
           November 4, 2003, December 31, 2003 and January 28, 2004)



                        HORACE MANN EDUCATORS CORPORATION

                                  $353,500,000

                        SENIOR CONVERTIBLE NOTES DUE 2032
                       AND THE COMMON STOCK ISSUABLE UPON
                   CONVERSION OF THE SENIOR CONVERTIBLE NOTES

                           --------------------------

This prospectus supplement supplements our prospectus, dated November 7, 2002, and our prospectus supplements, dated November 14, 2002, November 19, 2002, November 27, 2002, December 13, 2002, December 23, 2002, January 16, 2003,
February 10, 2003, March 10, 2003, March 18, 2003, July 7, 2003, August 26,
2003, November 4, 2003, December 31, 2003 and January 28, 2004, relating to the sale by certain of our securityholders, or by their transferees, pledgees, donees or other successors, of up to $353,500,000 aggregate principal amount of our senior convertible notes due 2032 and the common stock issuable upon the conversion of the notes. You should read this supplement in conjunction with the prospectus and the previous prospectus supplements. This supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

                     Investing in the notes involves risks.
           See "Risk Factors" beginning on page 13 of the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by each

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selling securityholder, the number of shares of our common stock beneficially owned by each selling securityholder, the number of shares of our common stock each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common stock held by each selling securityholder.

The table below supplements or amends the table of securityholders contained on pages 2 through 5 of the prospectus supplement dated December 13, 2002, which superseded the table of securityholders contained in the prospectus and our previous prospectus supplements filed prior to December 13, 2002. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or in the previous prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or in the previous prospectus supplements. This information was furnished to us by the selling securityholders listed below on or before February 9, 2004. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

The date of this prospectus supplement is February 10, 2004.


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                                                                                 Number of Shares
                               Principal Amount                    Number of      of Common Stock
                                   of Notes        Percentage      Shares of      Underlying the
                                 Beneficially       of Notes     Common Stock        Notes and       Percentage of
       Name of Selling             Owned and      Outstanding    Beneficially     Offered Hereby     Common Stock
     Securityholder (1)         Offered Hereby        (2)          Owned (3)          (4) (5)       Outstanding (6)
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
Teachers Insurance and             $  21,900,000      8.96             0              389,009              0
   Annuity Association
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


*          Less than 1%.

(1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2) Based on $244,500,000 aggregate principal amount of notes outstanding as of December 12, 2002, net of $56,000,000 aggregate principal amount of notes held by Horace Mann.

(3) Excludes shares of common stock issuable upon conversion of the selling securityholder's notes.

(4) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 17.763 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(5) Reflects rounding down of fractional shares of common stock issuable to each selling securityholder upon conversion of the notes.

(6) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 42,691,244 shares of common stock outstanding as of December 12, 2002. In calculating this amount, we did not treat as outstanding the shares of common stock issuable upon conversion of notes.

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